FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. COMPLETES CONSTRUCTION ON FIRST GROUND-UP DEVELOPMENT IN THE GREATER TORONTO AREA (GTA)

The Five-Building, Class A Complex is Now Open

     BRAMPTON, Ontario (Canada) - July 31, 2013 - Strategic Storage Trust, Inc. (SSTI), a publicly registered non-traded REIT investing in self storage, has announced the grand opening of a Class A self-storage facility located on 4.36 acres totaling approximately 800 units. The 100,100 net rentable square foot facility is branded under the SmartStop® Self Storage trade name.

      "This state-of-the-art, climate controlled facility is located in a prime retail location with direct access to Queens St.," said H. Michael Schwartz, SSTI's chairman and CEO. "This is our second development project in Ontario - we recently opened our first development facility in Mississauga in January 2013."

     The five-building site is located just west of Hwy 427 between Queen St. and Brewster Rd. near the intersection of The Gore Rd. and Queen St.

     Back in 2011, SSTI purchased the 6.53-acre land site for approximately $5.1 million (CAD). SSTI successfully sold 2.17 acres of the 6.53-acres to a local retail developer for approximately $2 million in 2012.

     SSTI's third Canadian self-storage property is a 1,060-unit facility located at 4548 Dufferin St. in Toronto.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage non-traded REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 111 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 70,000 self-storage units and 9.3 million rentable square feet of storage space.

For more information about SSTI, please call 949-469-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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Vanessa Showalter
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Genevieve Anton
Principal
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714-544-6503
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